Exhibit 99.1

SEQLL ANNOUNCES CASH AND STOCK DIVIDEND RECORD DATE

BILLERICA, Mass., September 15, 2023 -- SeqLL Inc. (“SeqLL” or the “Company”) (Nasdaq: SQL, SQLLW), announced today that its board of directors has set September 26, 2023 as the record date for its special stock dividend and cash dividend to be made to the holders of its common stock pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 29, 2023, as amended (the “Merger Agreement”), by and among the Company, SeqLL Merger LLC, Atlantic Acquisition Corp., Atlantic Merger LLC, Lyneer Investments, LLC, IDC Technologies, Inc. and Lyneer Management Holdings LLC. The dividend distribution of shares of common stock of the Company and the cash dividend will be made to all SeqLL common stockholders of record as of the close of business on September 26, 2023 (the "Record Date"). The cash and stock dividends, which are contingent upon, and subject to, the consummation of the transactions contemplated by the Merger Agreement, are expected to be completed on or about October 2, 2023 (the "distribution date"), subject to certain conditions.

The amount of the cash dividend will be determined in connection with the closing of the transactions contemplated by the Merger Agreement. The number of shares to be issued in the stock dividend will be determined based on the price per share at which the Company’s common stock is sold in a public offering to be completed prior to the closing under the Merger Agreement. No fractional shares will be distributed in the stock dividend. Additional information regarding the cash dividend and the stock dividend is set forth under the heading “Proposal I – The Merger Proposal” in the Company’s proxy statement included in the Company’s Schedule 14A filed with the Securities and Exchange Commission on August 10, 2023 (the “Proxy Statement”).

No vote or action is required by SeqLL shareholders to receive the special stock and cash dividends. SeqLL shareholders who hold their shares through brokers or other nominees will have their shares of common stock and cash dividend credited to their accounts by their nominees or brokers.

Shareholders are encouraged to consult with their financial advisor regarding the specific implications of trading SeqLL common stock prior to or on the Record Date.

About SeqLL Inc.

SeqLL is a technology company providing life sciences instrumentation and research services in collaborative partnerships aimed at the development of novel scientific assets and intellectual property across multiple “omics” fields. The Company leverages its expertise with the True Single Molecule Sequencing (“tSMS®”) platform to empower scientists and researchers with improved genetic tools to better understand the molecular mechanisms of disease that is essential to the continued development of new breakthroughs in genomic medicine, and that hopefully address the critical concerns involved with today’s precision medicine.

Forward Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. Forward-looking statements include statements made about the proposed special stock and cash dividends and the proposed transactions contemplated by the Merger Agreement, including the proposed public offering of the Company’s common stock, the net proceeds of which will be used to, among other things, effect the transactions contemplated by the Merger Agreement. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors.”

This Press Release does not constitute an offer of any securities for sale under the Capital Raise. The securities to be issued in the Merger will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. SeqLL stockholders should read the Proxy Statement for additional information regarding the proposed special stock dividend and cash dividend. SeqLL stockholders can review the Proxy Statement and the Merger Agreement and any other relevant documents for free at the SEC’s website, www.sec.gov. Contacts:

John W. Kennedy
Investor Relations
Tel: +1 (914) 727-7764
Email: jwkennedy@seqll.com

2